Exhibit 3.31

DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (the “Agreement”) is entered into effective as of as of January 5, 2022 by and between Brett Gross (“Investor”) and Liberty Star Uranium & Metals Corp., a Nevada corporation (the “Company”), with reference to the following facts:

WHEREAS, Investor has provided shareholder advances and/or loans to the Company totaling $375,357 (the “Debt”).

WHEREAS, the Company is currently engaged in a private placement offering of its securities (the “Private Placement”) pursuant to which subscribers may purchase Units, each of which consists of one share of the Company’s Common Stock and one-half warrant to purchase an additional share of the Company’s Common Stock.

WHEREAS, the Company and the Investor desire to satisfy and pay the Debt by converting it into securities of the Company at the price and on the terms of the Private Placement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Investor and the Company agree as follows:

1.       Private Placement Subscription. Effective as of January 5, 2022, the Investor shall execute a Private Placement Subscription Agreement substantially in the form attached hereto as an Exhibit for the purpose of subscribing for the purchase of 1,395,379 Units (the “Units) in the Private Placement at a purchase price of $0.269 per Unit (an aggregate of $375,357). In accordance with the terms of the Private Placement Subscription Agreement, the purchase price for each Unit is the average VWAP of the Company’s Common Stock for the four (4) days immediately preceding the date of subscription. In addition, each full warrant gives the holder the right, for a period of thirty-six months following the date of subscription, to purchase one additional share of the Company’s Common Stock at a price equal to 140% of the Unit purchase price paid by the subscriber.

2.       Issuance of Securities. Upon receipt by the Company of the fully executed Private Placement Subscription Agreement, the Company shall instruct its transfer agent to issue a share certificate to the Investor representing a total of 1,395,379 shares of the Company’s Common Stock and to issue a warrant certificate representing 697,690 Warrants to purchase additional shares of Common Stock of the Company pursuant to and in accordance with the terms of the Private Placement.

3.       Satisfaction of Debt. Upon receipt by the Investor of the shares of Common Stock and Warrants specified in paragraph 2 above, the Debt shall be deemed to be satisfied and paid in full. By execution of this Agreement, the Investor agrees to execute such additional documents and take such additional steps as the Company deems reasonably necessary and appropriate to acknowledge the full and complete satisfaction of the Debt.

4.       Investor Acknowledgements.

(a) Investor acknowledges and agrees that the shares of Common Stock and Warrants are characterized as “restricted securities” under the Securities Act of 1933 (as amended and together with the rules and regulations promulgated thereunder, the “Securities Act”) and that, under the Securities Act and applicable regulations thereunder, such securities may not be resold, pledged or otherwise transferred without registration under the Securities Act or an exemption therefrom. Investor acknowledges and agrees that (i) the shares of Common Stock and the Warrants are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, and the shares of Common Stock and the Warrants have not yet been registered under the Securities Act, and (ii) such shares of Common Stock and Warrants may be offered, resold, pledged or otherwise transferred only in a transaction registered under the Securities Act, or meeting the requirements of Rule 144, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests) and in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction.

(b) Investor acknowledges and agrees that: (i) the shares of Common Stock and Warrants (have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (ii) Investor is acquiring the securities solely for his own account for investment purposes, and not with a view to the distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; (iii) Investor is an officer and director of the Company, has a pre-existing business and personal relationship with the Company and has access to, or has had the opportunity to obtain from the Company, such information as desired in order to evaluate the merits and the risks inherent in holding the securities of the Company; (iv) Investor is able to bear the economic risk and lack of liquidity inherent in holding the shares of Common Stock; and (v) Investor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

3. Miscellaneous.

(a)  Investor is a resident of the State of Arizona.

(b) This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

(c) This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written negotiations and agreements between the parties with respect to the subject matter hereof. No modification, variation or amendment of this Agreement (including any exhibit hereto) shall be effective unless made in writing and signed by both parties.

(d) Each party to this Agreement hereby represents and warrants to the other party that it has had an opportunity to seek the advice of its own independent legal counsel with respect to the provisions of this Agreement and that its decision to execute this Agreement is not based on any reliance upon the advice of any other party or its legal counsel. Each party represents and warrants to the other party that in executing this Agreement such party has completely read this Agreement and that such party understands the terms of this Agreement and its significance. This Agreement shall be construed neutrally, without regard to the party responsible for its preparation.

(e) Each party to this Agreement hereby represents and warrants to the other party that (i) the execution, performance and delivery of this Agreement has been authorized by all necessary action by such party; (ii) the representative executing this Agreement on behalf of such party has been granted all necessary power and authority to act on behalf of such party with respect to the execution, performance and delivery of this Agreement; and (iii) the representative executing this Agreement on behalf of such party is of legal age and capacity to enter into agreements which are fully binding and enforceable against such party.

(f) This Agreement may be executed in any number of counterparts and may be delivered by facsimile transmission, all of which taken together shall constitute a single instrument.

This Agreement is entered into and effective as of the date first written above.

COMPANY:	INVESTOR:

Liberty Star Uranium & Metals Corp.

By /s/ Patricia Madaris	By /s/ Brett Gross
Patricia Madaris, CFO	Brett Gross, CEO